FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2005 RESULTS

COLUMBUS, Ohio – November 3, 2005 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the third quarter and nine months ended September 30, 2005.

The Company recorded net income for the third quarter of 2005 of $1,511,000, or $.15 per basic share and $.14 per diluted share, compared with $478,000, or $.05 per basic and diluted share, in the third quarter of 2004. Total net sales for the third quarter were $31,614,000 compared with $25,928,000 in the same quarter of 2004. Product sales for the three months ended September 30, 2005 increased 25 percent to $31,045,000 from $24,924,000 for the similar period in 2004. Tooling sales totaled $569,000 for the third quarter 2005 versus $1,004,000 for the similar time period in 2004. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

For the first nine months of 2005, net income was $5,202,000, or $.53 per basic share and $.50 per diluted share, compared with $2,332,000, or $.24 per basic and diluted share, in the similar period of 2004. Total net sales for the first nine months of 2005 were $97,790,000 compared with $76,776,000 in the first nine months of 2004. Product sales for the first nine months of 2005 increased 24 percent to $93,262,000 from $75,319,000 for the similar period in 2004. Tooling sales totaled $4,528,000 for the first nine months of 2005 versus $1,457,000 for the similar period in 2004.

“Our third quarter and year to date earnings have been favorably impacted by the increases in product sales and by improvement in operational effectiveness offset by increased costs of raw materials,” said James L. Simonton, president and chief executive officer. “The additional sales from our recently acquired operation in Cincinnati partially offset our normal third quarter seasonal softness due to some of our largest customers’ planned vacation shutdowns.We are pleased with the transition efforts in Cincinnati and with their operational performance which has met our initial expectations.”

Simonton cautioned that the Company continues to experience raw material and energy related price increases, primarily as a result of the volatility in the petrochemical and natural gas markets. The Company remains focused on identifying lower cost alternatives wherever possible to mitigate these increased production costs.

The Company also announced it was named to the new Russell Microcap ™ Index when Russell Investment Group reconstituted its family of U.S. Indexes on June 24. Russell recently posted a membership list for the Russell Microcap at www.russell.com/US/indexes.

Core was also named to the Fortune Small Business list of “America’s Fastest-Growing Small Public Companies” earlier in the quarter.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT) resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Cincinnati, Ohio, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

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SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.
Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/05	09/30/04	09/30/05	09/30/04
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$31,045	$24,924	$93,262	$75,319
Tooling Sales	569	1,004	4,528	1,457

Net Sales	31,614	25,928	97,790	76,776
Cost of Sales	26,127	22,562	79,161	64,354

Gross Margin	5,487	3,366	18,629	12,422
Selling, General and Admin. Expense	3,000	2,430	9,588	8,030

Operating Income	2,487	936	9,041	4,392
Interest Expense – Net	118	208	454	678

Income before Taxes	2,369	728	8,587	3,714
Income Tax Expense	858	250	3,385	1,382

Net Income	$1,511	$478	$5,202	$2,332

Net Income per Common Share
Basic	$0.15	$0.05	$0.53	$0.24
Diluted	$0.14	$0.05	$0.50	$0.24

Weighted Average Shares Outstanding:
Basic	9,990	9,779	9,876	9,779

Diluted	10,578	9,789	10,388	9,838

Condensed Balance Sheet
(in thousands)

	As of	As of
	09/30/05	12/31/04
	(Unaudited)
Assets

Cash and Investments	$8,374	$5,358
Accounts Receivable	29,353	19,131
Inventories	7,417	6,544
Other Current Assets	3,870	4,165
Property, Plant & Equipment – net	22,611	22,730
Deferred Tax Asset – net	6,180	9,362
Other Assets	1,506	1,670

Total Assets	$79,311	$68,960

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,766	$1,736
Current Portion of Long-term Gain	367	454
Accounts Payable	17,235	14,054
Accrued Liabilities	7,180	5,424
Long-term Debt	10,041	11,371
Interest Rate Swaps	178	475
Graduated Lease Payments	314	486
Deferred Long-term Gain	395	648
Post Retirement Benefits Liability	9,421	8,035
Stockholders’ Equity	32,414	26,277

Total Liabilities and Stockholders’ Equity	$79,311	$68,960